Exhibit 99.1
For Release

May 2, 2007

1:00 p.m. PDT

Contacts:

Jim Brill

SVP, Finance and Chief Financial Officer

(818) 878-7900

On Assignment, Inc. Reports 2007 First Quarter Results

Year-over-year quarterly revenues up 84% with acquisitions, Adjusted EBITDA of $9.8 million, above previously provided guidance

Calabasas, CA, May 2, 2007 – On Assignment, Inc. (NASDAQ: ASGN), a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills, including Laboratory/Scientific, Healthcare/Nursing/Physicians, Medical Financial, Information Technology and Engineering, reported record revenues for the quarter ended March 31, 2007 of $122,629,000.  Net income for the quarter was $911,000, or $0.03 per share. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $8,705,000, which includes $1,106,000 of equity based compensation expense.

FIRST QUARTER HIGHLIGHTS

•                  Revenues for the quarter were $122,629,000, in line with the Company’s previous guidance on strong organic growth.

•                  Gross margins increased to 30.5% from 25.5% in the first quarter of 2006.

•                  Operating income was $3,199,000, up from $198,000 in the first quarter of 2006.

•                  Adjusted EBITDA was $9,811,000, up from $2,345,000 in the first quarter of 2006 and above the Company’s previous guidance.

For the quarter ended March 31, 2007, consolidated revenues were $122,629,000, an increase of 83.8% compared to $66,723,000 in the same period of 2006.  The Life Sciences segment revenues (previously known as Lab Support) were $31,669,000, up 19.7% from $26,458,000 in the same period of 2006. The Healthcare segment revenues, which include Nurse Travel and Allied Healthcare (previously MF&A) lines of business, were up 5.9% to $42,633,000 compared to $40,265,000 in the same period of 2006.  Nurse Travel revenues were $28,322,000, down slightly from $28,682,000 in the same period of 2006 while Allied Healthcare was up 23.6% to $14,311,000 from $11,583,000. The Physician segment revenues (formerly Vista Staffing Solutions which was acquired on January 3, 2007) were $17,979,000, an increase of 40.8% over Vista’s first quarter revenue in 2006. The IT and Engineering segment revenues (formerly Oxford Global Resources, which was only a part of On Assignment for 2 months of the quarter) were $30,348,000. On a pro-forma basis the IT and Engineering segment’s growth for the full quarter over last year was 6.9%.

Operating income for the quarter ended March 31, 2007 was $3,199,000, which includes $1,106,000 of equity based compensation expense, $1,341,000 of depreciation and $4,165,000 of amortization related to intangible assets, compared to operating income of $198,000 in the first quarter of 2006 which included $459,000 in equity based compensation, $1,453,000 of depreciation, and $235,000 of amortization related to intangibles. EBITDA for the quarter was $8,705,000, compared to $1,886,000 in the quarter a year ago, and Adjusted EBITDA for the quarter was $9,811,000, compared to $2,345,000 in the quarter a year ago. Net income for the quarter ended March 31, 2007 was $911,000, or $0.03 per share, compared to $302,000, or $0.01 per share, for the quarter ended March 31, 2006.

Peter Dameris, President and Chief Executive Officer of On Assignment, Inc. said, “We are pleased with this quarter’s operating performance. Gross and EBITDA margins expanded on a pro-forma basis year over year and our Adjusted EBITDA (EBITDA plus equity based compensation) was $9.8 million, which exceeded the high end of our guidance of $8.0 to $9.0 million.  Our acquisitions are performing as expected, and our Nurse Travel group has done a nice job dealing with the loss of a major customer that we previously mentioned had significantly reduced its operations since failing to meet government reimbursement guidelines. We were also pleased to see the expansion of gross margins across each of our segments.”

Dameris concluded, “Our focus in the remainder of 2007 will be to continue to grow and expand our revenue base and to improve our EBITDA. In order to achieve this, we will continue to work to increase bill rates, raise gross margins and contain costs. We continue to view the markets we serve as productive, and our performance through the first 4 weeks of the second quarter substantiates our belief.”

Jim Brill, Senior Vice President and Chief Financial Officer of On Assignment, Inc. stated, “Our first quarter gross margins were 30.5% versus 25.5% in the first quarter of 2006. Although a portion of this increase is related to the higher gross margins in our newly acquired businesses, each of our segments saw year to year increases. In the 1st quarter of 2007, gross margins in Life Sciences increased to 32.9% from 30.5% in 2006 and Healthcare gross margins increased to 24.6% from 22.1%. Our new Physician segment gross margins were 29.4% and our new IT and Engineering segment gross margins were 37.1%.

We ended the quarter with $22.6 million in cash and cash equivalents and $144.6 outstanding on our bank loan. Amortization of intangibles was $4.2 million, depreciation was $1.3 million and equity based compensation was $1.1 million. Cash from stock option exercises and employee stock purchases was $1.2 million and capital expenditures was $1.5 million.”

Brill continued, “Based on revenues in the first three weeks of the second quarter, we currently project revenues of $144.0 to $146.0 million for the quarter ending June 30, 2007.  We are projecting gross margins of approximately 30.3% to 30.8% and SG&A of $38.5 to $39.5 million, including depreciation of approximately $1.4 million, amortization of intangibles of approximately $4.0 million and approximately $1.5 million of equity based compensation expense. We expect an Adjusted EBITDA range of $11.5 to $13.2 million and earnings per share range of $0.05 to $0.08, which includes an estimated effective tax rate of 38.5%.

Brill concluded, “At this time we are reaffirming our previously issued full year guidance. For the year, assuming fairly stable labor markets and no loss of major clients at Nurse Travel, we continue to project that revenue will be $565 to $585 million, which represents growth of 10% to 14% over 2006 on a pro-forma basis had Oxford and Vista’s revenues been included in 2006.  We continue to project gross margins for the year of 29.5% to 30.2%, SG&A of $149 to $152 million, including equity based compensation of approximately $5.7 million, amortization of intangibles of approximately $15 million and depreciation of approximately $6.7 million. This results in earnings per share of $0.25 to $0.28 assuming a 38.5% tax rate and Adjusted EBITDA of $48 to $53 million.”

On Assignment will hold its quarterly conference call to discuss its 2007 first quarter financial results tomorrow, Wednesday May 2, 2007 at 1:30 p.m. PDT.  Interested parties are invited to listen to the conference call by dialing (800) 309-8283 or (706) 634-1958 ten minutes before the call the conference code is 6868937.  A replay of the conference call can be accessed from approximately 2:30 a.m. PDT on Wednesday May 2, 2006 through Friday May 11, 2007 by dialing (800) 642-1687 or (706) 645-9291 with the access code 6868937.

This call is being webcast by Thomson/CCBN and can be accessed at On Assignment’s web site at www.onassignment.com.  Individual investors can also listen at Thomson/CCBN’s site at www.fulldisclosure.com or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network.  Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents at www.streetevents.com.

About On Assignment

On Assignment, Inc. is a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare/Nursing/Physicians, Medical Financial, Information Technology and Engineering. The corporate headquarters are located in Calabasas, California.  On Assignment, Inc. was founded in 1985 as On Assignment/Lab Support and went public in 1992.  The company’s branch network encompasses approximately 80 branch offices across the United States, United Kingdom, Netherlands, Ireland, Belgium and also provides physicians in Australia and New Zealand..

Reasons for Presentation of Non-GAAP Financial Measures

Statements made in this release and the Supplemental Financial Information accompanying this release includes non-GAAP financial measures.  Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of our current financial performance.  The Supplemental Financial Information sets forth financial measures reviewed by our management to evaluate our operating performance.  Such measures also are used to determine a portion of the compensation for some of our executives and employees.  We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results.  These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters.  One of the non-GAAP financial measures presented is EBITDA (earnings before interest, taxes, depreciation, amortization and impairment of goodwill and identifiable intangible assets), another term is Adjusted EBITDA (EBITDA plus equity based compensation expense) which terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies.  The financial statement tables that accompany this press release include reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty.  Forward-looking statements include statements regarding the Company’s anticipated financial and operating performance in 2007.  All statements in this release, other than those setting forth strictly historical information, are forward-looking statements.  Forward-looking statements are not guarantees of future performance, and actual results might differ materially.  Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 16, 2007.  We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

(Unaudited)

(In thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended
	March 31, 2007	March 31, 2006	December 31, 2006

Revenues	$122,629	$66,723	$76,529
Cost of Services	85,169	49,739	55,720
Gross Profit	37,460	16,984	20,809
Selling, General and Administrative Expenses	34,261	16,786	17,204
Operating Income	3,199	198	3,605
Interest (Expense) Income	(1,718)	234	829
Pre-tax Income	1,481	432	4,434
Income Tax Provision (Benefit)	570	130	(1,695)
Net Income	$911	$302	$6,129

Diluted Earnings Per Share	$0.03	$0.01	$0.20

Weighted Average Common and Common Equivalent Shares Outstanding–Diluted	35,629	26,827	31,066

(Unaudited)

(In thousands)

SUPPLEMENTAL FINANCIAL INFORMATION

	Quarter Ended
	March 31, 2007	March 31, 2006	December 31, 2006
Revenues:
Life Sciences Segment	$31,669	$26,458	$31,346

Healthcare Staffing Segment	42,633	40,265	45,183

Physician Staffing Segment	17,979	—	—

IT and Engineering Segment	30,348	—	—
Consolidated Revenues	$122,629	$66,723	$76,529

Gross Profit:
Life Sciences Segment	$10,407	$8,075	$10,357

Healthcare Staffing Segment	10,500	8,909	10,452

Physician Staffing Segment	5,285	—	—

IT and Engineering Segment	11,268	—	—
Consolidated Gross Profit	$37,460	$16,984	$20,809

(Unaudited)

(In thousands)

SELECTED CASH FLOW INFORMATION

	Quarter Ended
	March 31, 2007	March 31, 2006	December 31, 2006
Capital Expenditures	1,490	1,596	1,057

(Unaudited)

(In thousands)

SELECTED CONSOLIDATED BALANCE SHEET DATA

	As of
	March 31, 2007	March 31, 2006	December 31, 2006
Cash and Cash Equivalents	$22,577	$27,448	$110,161
Accounts Receivable, net	76,753	37,225	39,107
Intangible Assets	239,680	17,917	17,776
Total Assets	371,074	97,239	186,995
Bank Debt – Current Portion	1,450	—	—
Current Liabilities	43,465	18,126	20,424
Bank Debt – Long Term	143,188	—	—
Other Long Term Liabilities	5,426	418	627
Stockholders’ Equity	178,995	78,695	165,944

(Unaudited)

(In thousands, except per share amounts)

RECONCILIATION OF GAAP NET INCOME AND EARNINGS PER SHARE TO NON-GAAP EBITDA AND EBITDA PER SHARE

	Quarter Ended
	March 31, 2007		March 31, 2006		December 31, 2006
Net Income	$911	$0.03	$302	$0.01	$6,129	$0.20
Interest Expense (Income)	1,718	0.05	(234)	(0.01)	(829)	(0.03)
Income Tax Provision (Benefit)	570	0.01	130	0.01	(1,695)	(0.05)
Depreciation	1,341	0.04	1,453	0.05	1,080	0.03
Amortization of Intangibles	4,165	0.11	235	0.01	242	0.01
EBITDA	8,705	0.24	1,886	0.07	4,927	0.16
Equity-based compensation	1,106	0.04	459	0.02	1,077	0.03
Adjusted EBITDA	$9,811	$0.28	$2,345	$0.09	$6,004	$0.19

Weighted Average Common and Common Equivalent Shares Outstanding	35,629		26,827		31,066